Exhibit (a)(1)(F)

Form of Reminder E-mail — Dates may change if expiration date of offer is extended

November 25, 2009 — One Week After Commencement and Weekly Thereafter

Subject: Reminder: Deadline to Participate in the Option Exchange Program is December 16, 2009

We have completed the [  ] week of the option exchange program (the “offer” or “option exchange”).  The offer will expire at 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer.

Participation in the offer is completely voluntary.  If you would like to participate in the offer and have not already submitted an election, you must submit your election via the offer website at https://omnivision.equitybenefits.com or deliver your completed Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on December 16, 2009 to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

If you cannot access the website, or would prefer to submit a paper Election Form, please contact Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com to request a copy of the Election Form.

Only responses that are complete and actually received by OmniVision via the offer website, facsimile, hand delivery (if you are located in Santa Clara) or e-mail by the deadline will be accepted.  Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted.  If you have questions, please direct them to Stock Administration at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) the Election Form; and (3) the Withdrawal Form. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or request copies by contacting Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

December 15, 2009 —Day Before the Last Day (Offer Expiration Date)

Subject: Final Reminder: Deadline to Participate in the Option Exchange Program is December 16, 2009

Tomorrow, December 16, 2009, is the last day to elect to participate in the stock option exchange program (“offer” or “option exchange”).  The offer will expire at 9:00 p.m., Pacific Time, tomorrow, December 16, 2009.

Participation in the offer is completely voluntary.  If you would like to participate in the offer and have not already submitted an election, you must submit your election via the offer website at https://omnivision.equitybenefits.com or deliver your Election Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on December 16, 2009 to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

If you cannot access the website, or would prefer to submit a paper Election Form, please contact Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com to request a copy of the Election Form.

Only responses that are complete and actually received by OmniVision via the offer website or via facsimile, hand delivery (if you are located in Santa Clara) or e-mail by the deadline will be accepted.  Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted.  If you have questions, please direct them to Stock Administration at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) the Election Form; and (3) the Withdrawal Form. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or request copies by contacting Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com.